The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on February 26, 2009.

This filing, including information included or incorporated by reference in this filing, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008.

These risks and uncertainties also include the following factors: global recessionary economic conditions and adverse developments in the credit markets have had, and we expect will continue to have, an adverse effect on our investments and our operating results, including causing significant reduction in the availability of financing to us and for refinancing to our borrowers, increases in payment defaults and other credit risks in our investments, decreases in the fair value of our assets and decreases in the cash flow we receive from our investments; adverse governmental or regulatory policies may be enacted; our current liquidity and our access to additional liquidity have been, and may continue to be, reduced by the reduced availability of short-term and long-term financing, including a significant curtailment in the market for securities issued in securitizations and in the market for our securities and a significant reduction of the availability of repurchase agreements, warehouse facilities and bank financing; payment delinquencies or failures to meet other collateral performance criteria in collateral underlying our securitizations have restricted, and may continue to restrict our ability to receive cash distributions from our securitizations which reduces our liquidity; our ability to originate and finance investments has been, and may continue to be, decreased by our reduced access to liquidity; the fair value of our assets that we record at their fair value on our financial statements has declined, and may continue to decline, substantially, which has had a material adverse effect on our financial performance, and the fair value of our liabilities that we record at their fair value on our financial statements may increase, which may have a material adverse effect on our financial performance; payment defaults and other credit risks in our investment portfolio have substantially increased, and may continue to increase, in all categories of our investment portfolio, which has reduced, and may continue to reduce, our cash flow, net income and ability to make distributions: our investment portfolio may have material geographic, sector, property-type and sponsor concentrations which could be adversely affected by economic factors unique to such concentrations; our borrowing costs may increase relative to the interest received on our investments, thereby reducing our net investment income; our increased use of different methods of financing our investments from our historical methods may reduce our rate of return on our investments from historical levels; our financing arrangements contain covenants that restrict our operations, and any default under these arrangements would inhibit our ability to grow our business, increase revenue and pay distributions to our shareholders; we and our subsidiary, Taberna Realty Finance Trust, or Taberna, may fail to maintain qualification as real estate investment trusts, or REITs; we and Taberna may fail to maintain exemptions under the Investment Company Act of 1940; management and other key personnel may be lost; our hedging transactions may not completely insulate us from interest rate risk, which could cause volatility in our earnings; and competition from other REITs and other specialty finance companies may increase.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this filing or the date of any document incorporated by reference in this filing. All subsequent written and oral forward-looking statements concerning the matters addressed in this filing and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

TRANSCRIPT

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — VP, Director, Corp. Comm.

Scott Schaeffer

RAIT Financial Trust — CEO & President

Betsy Cohen

RAIT Financial Trust — Chairman

Jack Salmon

RAIT Financial Trust — CFO & Treasurer

Raphael Licht

RAIT Financial Trust — COO & Secretary

CONFERENCE CALL PARTICIPANTS

David Chiaverini

BMO Capital Markets — Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the fourth-quarter 2008 RAIT Financial Trust earnings conference call. My name is Tanya and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference. (OPERATOR INSTRUCTIONS.)

I would now like to turn the presentation over to your host for today’s call, Mr. Andres Viroslav, Vice President and Director of Corporate Communications. Sir, please proceed.

Andres Viroslav - RAIT Financial Trust — VP, Director, Corp. Comm.

Thank you, Tanya, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s fourth-quarter and fiscal 2008 financial results. On the call with me today are Scott Schaeffer, Chief Executive Officer; Betsy Cohen, Chairman of the Board; Jack Salmon, Chief Financial Officer; and Rafi Licht, our Chief Operating Officer. This morning’s call is being webcast on our Web site at www.raitft.com. There will be a replay of the call available via webcast on our Web site and telephonically beginning at approximately 1:00 PM Eastern Time today. The dial-in for the replay is 888-286-8010, with a confirmation code of 82111440.

Before I turn the call over to Betsy, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations.

Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s Web site, www.raitft.com, under Investor Relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein, except as may be required by law.

Now I would like to turn the call over to RAIT’s Chairman, Betsy Cohen. Betsy?

Betsy Cohen - RAIT Financial Trust — Chairman

Thank you, Andres, and again welcome to all of you on the call. I just wanted to take the opportunity to review the recent resignation of Daniel Cohen as CEO of RAIT. Daniel has gone on to be the CEO of another company of which he was chairman. We’re very fortunate, though, at RAIT to have what we think of as a deep bench and to have colleagues from which to draw leaders who have been with us over a long period of time and who have very relevant experience to today’s market.

Scott Schaeffer, who has become our CEO, was active in the distressed debt market of the early 1990s, has over time not only had acquisition experience in that area but certainly substantial commercial real estate workout experience and indeed was a part of the RAIT team, which, prior to the advent of available securitization in our marketplace, allowed us to grow, develop, and succeed with a very sound CRE platform.

Rafi Licht, who has moved from the position of General Counsel to that of Chief Operating Officer, again brings with him long experience in the securitization field from both a legal and a negotiating perspective, and an understanding of our business platform, which will enable us I think to operate even more effectively.

With that, I’m going to turn the call over to Scott Schaeffer.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Thank you very much, Betsy, and thank all of you for being with us this morning as we present RAIT’s 2008 results and our current business strategy. After some brief remarks, I will ask Jack to deliver his financial report, after which we will open the call up for questions.

I think it is very clear to everyone how challenging the market has become, so I’m not going to spend time describing what we all can experience by turning on the TV, reading the newspaper or watching volatility in the stock market. Simply put, RAIT faces macro-economic recessionary market conditions as the de-leveraging process continues without signs as to when the economy will recover. Unfortunately, we have no control over these conditions. However, we can determine how RAIT responds and manages through this difficult period in order to maximize available cash flow, build assets and provide returns to our shareholders. Today we have adequate cash flow and liquidity to meet our debt maturities and an existing commercial real estate platform which is positioned to take advantage of opportunities in the distressed commercial real estate debt market. We recently hired a former managing director of a large financial institution with extensive CMBS experience to support us in this initiative.

As detailed in our earnings release, we generated $0.33 and $1.84 per share of adjusted earnings for the quarter and year ended December 31, 2008. Our portfolios generated gross cash flow of $174 million for the year ended December 31, 2008, as compared to $214 million in 2007. We are vigorously, and, I think, effectively managing and servicing our investment portfolios with a focus on cash flow. In order to understand where our business is today, it’s important to understand that the majority of our gross cash flow, approximately 55%, came from our commercial real estate portfolio during 2008. We built our commercial real estate portfolio over ten years and we feel there’s a strong foundation that will support RAIT’s future. Our other portfolios, including our residential mortgage portfolio, domestic TruPS portfolio, and our European portfolio also generate significant cash flow. Our ability to earn positive investment income on our investments in these portfolios is highly dependent on the overall economy and particularly its effect on our borrowers’ liquidity.

In this environment, we’ve experienced lower asset originations than anticipated and, accordingly, fewer new fee-generating opportunities in our commercial real estate business. These fee income producing opportunities become available as loan repayments are received. During 2008, we received $180 million of loan repayments and originated $232 million in new loans. Since long-term financing for commercial real estate properties is not readily available, some loans in our portfolio have been modified and/or extended. Our commercial real estate portfolio is weighted towards multi-family properties where Fannie and Freddie continue to provide liquidity and support, albeit on more conservative terms. These agencies provide a potential source of financing for some of our borrowers, so much depends on how the recession impacts the operations of these properties going forward. Financing for other commercial property types remains scarce, since banks are hesitant to lend and the securitization market for commercial real estate assets remains frozen. We are hopeful the Treasury Department will include commercial real estate in the 2009 TALF program and make it available soon. The inclusion of commercial real estate could provide much needed liquidity to all commercial real estate property types.

During the fourth quarter, we experienced an increase in non-performing loans in our commercial real estate and residential mortgage portfolios and, in turn, have adjusted our allowance for losses accordingly. At year-end, our allowance for losses in our commercial real estate and residential loan portfolios totaled $172 million. Our TruPS portfolio, which is marked to market quarterly, continues to devalue on a fair value basis, due mainly to market conditions and additional issuer defaults. However, we continue to earn over $20 million per year in senior collateral management fees.

We’ve adapted quickly to the market and are well prepared to manage assets that are in transition via workouts. Commercial loan workouts are not new to RAIT. We have extensive workout experience within our ranks. For instance, as Betsy mentioned, prior to joining RAIT in October of 2000, I spent eight years buying and ultimately working out non-performing loans from the RTC and others. Additionally, many members of our executive team have managed through numerous real estate cycles, both good and bad.

We’ve been a provider of commercial real estate debt instruments since 1998 and we have insights and knowledge on how to create value during the workout process. Our underwriting process looks at credit from the perspective of “what if” we had to be comfortable one day owning the real estate. Today we assess our non-performing loans taking senior debt terms and asset-specific issues into consideration and in many instances have decided to take direct ownership of the property rather than selling into a distressed market. During 2008, we converted ten loans totaling $237 million into real estate equity. We expect this trend to continue through 2009. We will explore all options available to us from the familiar vantage point of being an owner of real estate, including asset sales, repositioning, and other strategic alternatives to maximize returns and recovery value for our shareholders.

For more than 18 months we’ve been working diligently to stay ahead of the financing risks by stabilizing our liquidity position. During 2008, we eliminated our exposure to short-term repurchase debt which, in this environment, causes a high degree of uncertainty and counter party risk. I would like investors to note that only $33 million of our total debt matures during 2009, for which we expect to have adequate liquidity. Though we have seen a decline in gross cash flow generated from our investment portfolios, we feel that our operating cash flow and other liquidity resources are adequate to sustain our operations and provide capital for the repurchase of our debt. We believe that retiring debt at a significant discount is a good use of available cash, especially when coupled with the new IRS ruling which allows for the deferral of resulting gains. It’s an opportune time to purchase further debt buybacks. We will also continue to seek and develop alternative financing sources while focusing on enhancing our liquidity.

As previously announced in January 2009, our dividends will be determined by our board after each quarter end, so management and the board can review the results and the status of our REIT taxable income. As a reminder, to qualify as a REIT we are required to make distributions to shareholders in the amount at least equal to 90% of our annual REIT taxable income. The board will also consider the composition of any common dividends declared, including the option of paying a portion in cash and the balance in additional common shares. Market conditions will significantly impact these decisions, as we continue to manage our business for the long-term benefit of shareholders.

With that, I’d like to turn the call over to Jack to review our fourth quarter and fiscal 2008 financial results.

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

Thank you, Scott. Given the extent of the financial information included in our press release, I will briefly summarize our 2008 financial results and focus on three aspects of our year, including the following — our credit performance, the cash flow trends in our business, and our capital resources and liquidity.

First, from a financial results standpoint, we reported GAAP net loss of $506 million in the fourth quarter and $443 million, or $7.03 per common share, for the full year. These losses were caused primarily by $552 million of fair value adjustments to our TruPS portfolio; $67 million of asset impairment charges, including write-offs of intangible assets; and $163 million of provisions for loan losses during the year. These non-cash adjustments are added back to our adjusted earnings, resulting in $116 million, or $1.84 per share, of adjusted earnings for the year.

Management has implemented cost containment measures during 2008 that resulted in reducing compensation and G&A expenses by over 26% compared to 2007. We repaid $148 million of recourse debt during 2008, thereby lowering it from $711 million to $563 million. Our remaining $5.6 billion of debt is non-recourse to RAIT. We will continue to seek additional reductions in these items during 2009.

Adjusted earnings provides an alternative non-GAAP performance measure. By comparison, during 2008, we generated an estimated REIT taxable income of $94 million and thereby paid common distributions of $108 million and preferred distributions of $13 million to our shareholders.

Turning to our cash flows, the press release contains a summary of the cash flows by portfolio for each of the quarters and year to date in ‘08 compared to ‘07. Our first and most significant portfolio is our commercial real estate. It is our primary investment portfolio with over $2.2 billion of assets under management which generated $95 million of gross cash flows during the year, representing 55% of the total.

During 2008, we originated $232 million in new loans, primarily by recycling the capital from $180 million in repayments of existing loans within our CRE portfolio. All of our funding commitments, in terms of future funding commitments in our existing CRE securitizations, are fully funded with restricted cash. In addition, the restricted cash at December 31, 2008 includes approximately $44 million of excess funding capacity available to finance new loans in our CRE CDOs. All of our existing bank lines of credit, totaling $90 million, are up for renewal over the next year, and we have $33 million of expected principal repayment obligations during 2009. Although we expect to renew or expand this source of financing, we need to maintain sufficient liquidity and capital to meet these obligations as they mature over time.

During the fourth quarter, our non-accrual loans increased to $186 million, approximately 7.7% of the CRE portfolio, up from $146 million at September 30, 2008. We also increased our CRE loan loss reserves to $118 million, an increase of $71 million, during the quarter. This increase in nonperforming loans and the recording of these additional reserves led to decreases in net interest margin, lower adjusted earnings, and the resulting $3.8 million reduction in CRE cash flow for the fourth quarter. As we continue to pursue ways of improving our overall recovery and repayments on these loans, we may experience further temporary reductions in net interest margin and cash flow.

Our second portfolio is our residential mortgage-backed securities. As of December 31, 2008, we owned approximately $3.6 billion of securitized residential mortgage loans. The residual cash flows we received generated $19.5 million of cash flow in 2008, with reductions occurring each quarter due to normal prepayments and the declining credit performance. The economic crisis worsened during the fourth quarter and the credit quality has deteriorated as we have experienced increasing delinquencies into 2009. The total non-accrual loans in the residential portfolio were $231 million at December 31st, 2008, representing approximately 6.4% of the total portfolio. We recorded $54 million of loan loss reserves, an increase of $35 million since September 30, 2008. This portfolio remains in run-off and we continue to expect reduced cash flows from repayments and credit deterioration during 2009.

Our third portfolio is our European portfolio, comprised of approximately $1.9 billion of debt securities, which generated $14 million of gross cash flow during 2008, or approximately 8% of our total for the year. During the fourth quarter, we experienced additional credit defaults in certain over-collateralization, or OC, test failures that resulted in a redirection of cash flows to pay down the senior debt tranches in our most recent European securitization. These defaults resulted in the fourth quarter decline in cash flow, which we expect to continue into 2009. Information about all of our securitization credit performance statistics, in terms of the OC tests, will be included in our Form 10-K for each of our CDOs.

Our fourth portfolio is our corporate domestic TruPS portfolio. In this portfolio, we own $4.1 billion of securitized debt investments that are carried at a fair value of $1.9 billion in our financial statements. The portfolio generated approximately 25% of our quarterly gross cash flow during 2008. We’ve experienced increasing payment and covenant defaults in these portfolios during — into 2009. Based upon the most recent payment cycle, which was completed in January, all of our consolidated TruPs portfolios are now experiencing cash flow declines such that cash receipts are being utilized to pay down the highest rated debt tranches after paying the administrative costs and expenses, including our senior collateral management fees. This is why, as Scott mentioned, as a result, we are generating quarterly cash flows of approximately $5 million on these portfolios, consisting of primarily senior collateral management fees.

During 2008, we recorded net fair value adjustments of $552 million, of which $206 million was allocated to minority interests. These net fair value adjustments included a reduction in assets of $1.7 billion; a $395 million increase in the value of our hedging derivatives; and a decrease in the fair value of our CDO debt of $1.6 billion. The volatility of interest rates and credit spreads continues to reflect the international monetary and credit conditions and may continue to erode our net equity value in the future. Now it is important to note that our hedging contracts are funded directly by the securitization entities and do not require any additional cash collateral by RAIT.

At December 31, 2008, approximately $457 million of our unpaid principal TruPS and subordinated debt securities were on a non-accrual status, which resulted in a lower net interest margin and cash flow for these portfolios. We continue to seek remedies and other means of restructuring the underlying collateral so as to improve the overall recovery in future periods. However, we are unable to determine whether we will be able to sustain the cash flows at these present levels within each of the Taberna transactions.

Finally, I’d like to just comment briefly on our capital events, and sources and uses of liquidity going forward. During 2008, in a series of transactions, we repurchased approximately $70 million of our debt instruments, including convertible debt, trust preferred financing securities, and securitized debt in our CDO structures. These debt repurchases were all at significantly discounted prices, enabling us to reduce the debt service costs going forward. We also recognized $42 million of gains associated with these transactions in 2008. We expect to continue to assess market opportunities to repurchase our debt obligations into 2009 at these distressed levels. Moreover, as Scott mentioned, the ability to defer the tax consequences from cancellation of debt makes this opportunity a key objective.

To summarize from a financial statement perspective, our credit performance across all of our investment types may result in reduced net interest margin, adjusted earnings, and cash flows in the future. However, we have adequate funding capacity within our existing CRE business to replenish assets as they mature or are sold. We’re generating significant cash flow and adjusted earnings from all of our portfolios and paying dividends in accordance with our estimated REIT taxable income for the full year.

Now I would like to return the presentation back to Scott.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Thanks, Jack. Before I open the call up for questions, I would like to comment on the challenges we see for 2009. We will continue to focus on the following — managing our investment portfolios to reposition nonperforming assets and maximize cash flows; to take advantage of our CRE platform to invest in the distressed CRE debt market; to reduce our leverage through additional purchases of our debt; right size the business and cost structure to match today’s operating environment; and develop new financing sources to maintain and increase our adjusted earnings and REIT taxable income. We believe these are the appropriate steps to position RAIT for long-term growth. We will continue to focus on managing the credit risks inherent in our existing portfolios to maximize recovery and generate cash flow to improve our financial performance.

That concludes our prepared remarks. Tanya, would you please open the line up for questions?

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS.) Your first question will come from the line of David Chiaverini with BMO Capital Markets. Please proceed.

David Chiaverini - BMO Capital Markets — Analyst

Hey guys, a couple of questions. The first one is did you calculate what economic book value was for the quarter?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

Dave, we did not. Given the events of the year, the economic book value is not as meaningful in our opinion and we’re not presenting it on a go-forward basis. The book value is approximately $12 — $14.00 per share. You’ll see that in the 10-K.

David Chiaverini - BMO Capital Markets — Analyst

Okay. And you mentioned about having $33 million of maturities in ‘09. I assume that’s the recourse to RAIT, those debt maturities?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

All the $33 million represents recourse debt; that’s correct.

David Chiaverini - BMO Capital Markets — Analyst

Okay. And what about for 2010, do you have a figure for how much is coming due then?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

The number is approximately $75 million to $80 million in 2010. And then there are no maturities the next year and we’re into longer term maturities. The 10-K will have the disclosures.

David Chiaverini - BMO Capital Markets — Analyst

Okay. And you feel comfortable about having adequate cash flow to cover the maturities this year?

Scott Schaeffer - RAIT Financial Trust — CEO & President

Yes, we do.

David Chiaverini - BMO Capital Markets — Analyst

Okay, great. All right, that’s all I had. Thanks.

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

Thanks, Dave.

Operator

(OPERATOR INSTRUCTIONS.)

Scott Schaeffer - RAIT Financial Trust — CEO & President

Well, I guess we’re finished. Thanks to everyone for joining us and we look forward to talking to you in three months time to discuss our first quarter 2009 results. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s call. This concludes the presentation. You may now disconnect and have a great day.